UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2005

MEDCO HEALTH SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-31312	22-3461740
(Commission File Number)	(I.R.S. Employer Identification No.)

100 Parsons Pond Drive, Franklin Lakes, NJ	07417
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 201-269-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 2, 2005, the board of directors of Medco Health Solutions, Inc. adopted the Medco Health Solutions, Inc. Executive Annual Incentive Plan (the “Executive AIP”), which provides for annual performanced-based cash bonuses. All executive officers of the Corporation are eligible to participate in the Plan. The board also established performance goals for 2005 of achieving pre-established levels of earnings per share, net new sales, customer satisfaction and member satisfaction. The board established target bonuses so that a participant under the Executive AIP would be entitled to receive from 40% to 100% of salary as a target bonus, depending on management level, with a payout ranging from 20% to 250% of target bonus depending upon the attainment of total performance goals. The board has the discretion to reduce, but not increase, the amount of a participant’s bonus under the Executive AIP. The Executive AIP is filed with this report as Exhibit 10.1.

In addition, on February 2, 2005, the board approved the equity portion of the board’s annual compensation. On the date of the Corporation’s annual meeting of shareholders, each director will be granted a stock option to purchase 8,000 shares of common stock and a restricted stock unit with respect to 2,000 shares. The awards vest on the first anniversary of the grant date and the restricted stock units are deferred until the end of the director’s service with the Corporation. The board also approved an initial award for Mr. Charles Lillis of 8,000 stock options and 6,000 restricted stock units. The awards have the same terms as the annual awards. Forms of the award term sheets are filed with this report as Exhibit 10.2. A summary of the Corporation’s general compensation arrangements for non-management directors is filed as Exhibit 10.3 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

Exhibit Number	Description
10.1	Medco Health Solutions, Inc. Executive Annual Incentive Plan

10.2	Form of terms and conditions for director stock option and restricted stock unit award

10.3	Description of Non-Management Compensation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDCO HEALTH SOLUTIONS, INC.

Date: February 8, 2005	By:	/s/ David S. Machlowitz
David S. Machlowitz
Senior Vice President, General Counsel and Secretary